Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter and First Nine Months 2021 Results

ORLANDO, FL, November 9, 2021 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2021.[1]

Third Quarter 2021 Highlights

•	Attendance was 7.2 million guests, an increase of 5.7 million guests from the third quarter of 2020. Compared to the third quarter of 2019, attendance declined by 0.9 million guests or 11.0%.
•	Total revenue was $521.2 million, an increase of $415.1 million from the third quarter of 2020. Compared to the third quarter of 2019, total revenue increased by $47.5 million or 10.0%.
•

Net income was $102.1 million, the second highest third quarter net income for the Company, an increase of $181.3 million from the third quarter of 2020. Compared to the third quarter of 2019, net income increased by $4.1 million or 4.2%.

•	Adjusted EBITDA[2] was a record $265.3 million an increase of $276.5 million from the third quarter of 2020. Compared to the third quarter of 2019, Adjusted EBITDA increased by $58.4 million or 28.2%.
•

Total revenue per capita increased 6.2% to $72.13 from the third quarter of 2020.  Admission per capita increased 1.7% to $41.06 while in-park per capita spending increased 12.8% to $31.07 from the third quarter of 2020. Compared to the third quarter of 2019, total revenue per capita increased 23.7%, admission per capita increased 24.4%, and in-park per capita spending increased 22.8%.

First Nine Months 2021 Highlights

•

Attendance was 15.2 million guests, an increase of 11.1 million guests from the first nine months of 2020. Compared to the first nine months of 2019, attendance declined by 2.7 million guests or 14.9%.

•	Total revenue was $1,132.9 million, an increase of $855.2 million from the first nine months of 2020. Compared to the first nine months of 2019, total revenue increased by $32.7 million or 3.0%.
•	Net income was a record $185.0 million, an increase of $451.8 million from the first nine months of 2020. Compared to the first nine months of 2019, net income increased by $71.3 million or 62.7%.
•

Adjusted EBITDA was a record $509.3 million, an increase of $605.2 million from the first nine months of 2020. Compared to the first nine months of 2019, Adjusted EBITDA increased by $136.3 million or 36.5%.

•

Total revenue per capita increased 11.1% to $74.29 from the first nine months of 2020.  Admission per capita increased 6.0% to $41.69 while in-park per capita spending increased 18.5% to $32.61 from the first nine months of 2020. Compared to the first nine months of 2019, total revenue per capita increased 21.0%, admission per capita increased 19.6%, and in-park per capita spending increased 23.0%.

Other Highlights

•

As of September 30, 2021, the Company’s total available liquidity was $918.1 million, including $553.6 million of cash and cash equivalents on its balance sheet and $364.5 million available on its revolving credit facility.

•

Cash flow from operations was $168.4 million and $416.4 million for the three and nine months ended September 30, 2021, respectively.  Free Cash Flow[2] was $139.7 million and $342.8 million for the three and nine months ended September 30, 2021, respectively.

•

On July 14, 2021, the Company completed a partial redemption of $50.0 million of its Second-Priority Senior Secured Notes due 2025.  On August 25, 2021, the Company completed a refinancing of its debt by issuing $725.0 million aggregate principal amount of 5.250% senior notes due 2029 and $1.2 billion in term loans and, using the proceeds of these issuances, along with cash on its balance sheet, redeemed $450.0 million aggregate principal amount of its then outstanding 9.500% Second-Priority Senior Secured Notes due 2025 and the Company’s then existing term loan facility.  In connection with the refinancing, the Company also refinanced and increased its revolving credit facility to $385.0 million.

•	The Company’s current deferred revenue balance as of September 30, 2021, was $173.4 million, an increase of approximately 51.4% when compared to September 30, 2019.
•	The Company repurchased approximately 1.53 million shares of common stock at a total cost of approximately $82.7 million during the third quarter of 2021.

[1

] Given the disruption the Company experienced in 2020, when it temporarily closed all its parks on March 16th, the Company believes a comparison of its results to the third quarter and first nine months of 2019 provides a more meaningful insight on its performance and operating trajectory.  The Company provides a comparison versus both 2019 and 2020 in this release and will do so as well in its Form 10-Q, which it plans to file on November 9, 2021.

[2

] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

•	In the third quarter of 2021, the Company helped rescue almost 400 animals bringing total rescues over its history to over 39,500.

“I am pleased to report another quarter of strong financial results while continuing to operate in a highly challenging and COVID-19 impacted environment,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc.  “In the third quarter, we generated among our highest revenue and net income ever reported and another quarter of record Adjusted EBITDA.  Our pricing and product strategies, along with the strong consumer demand environment, continued to drive higher realized pricing and strong guest spending in the quarter.  Our third quarter financial performance would have been even better if not for limited international guest and group-related attendance, an unfavorable calendar shift and a record number of weather impacted days for our parks during the third quarter.  Our record-breaking financial performance through the first nine months of the year is a testament to the resiliency of our business and the relentless efforts and dedication of our ambassadors.  While we have made good progress, we continue to believe there are significant additional opportunities to improve our execution and continue to drive meaningful growth in both revenue and Adjusted EBITDA.”

"During the quarter, we took advantage of our improved financial performance and favorable market conditions to refinance our debt which allowed us to reduce our overall debt, meaningfully reduce our go forward interest expense, push out maturities and increase our access to liquidity from revolving commitments.  We also resumed our share repurchase activities and opportunistically repurchased 1.53 million shares during the quarter.”

“Last week we concluded another successful Halloween season at our parks featuring our award-winning Halloween events, which contributed to meaningfully positive attendance and revenue growth in October compared to October 2019.  Later this week we will begin our popular Christmas events at our SeaWorld, Busch Gardens and Sesame parks.  Our Christmas events feature exciting entertainment, unique food and beverage offerings and seasonal merchandise for guests young, old and everyone in between.  Looking ahead to 2022, we have announced what we believe is our most significant and exciting line-up of new rides, attractions, events and upgrades, including, something new and meaningful in every one of our parks.   This includes the Ice Breaker rollercoaster at SeaWorld Orlando, the Iron Gwazi rollercoaster at Busch Gardens Tampa Bay, the Pantheon rollercoaster at Busch Gardens Williamsburg, the Emperor rollercoaster at SeaWorld San Diego, the Big Bird’s Tour Bus ride at Sesame Place Philadelphia, the Tidal Surge screaming swing at SeaWorld San Antonio, the Reef Plunge waterslide at Aquatica Orlando, the Rapids Racer and Wahoo Remix waterslides at Adventure Island Tampa, the Aquazoid Amped waterslide at Water Country USA, and the Riptide Race waterslide at Aquatica Texas.  In addition, we are particularly excited to open our newest park – Sesame Place San Diego in March 2022.  We look forward to bringing the education, fun and enchantment of Sesame Street to our guests in Southern California,” concluded Swanson.

The Company’s third quarter 2021 financial results continued to be impacted by the COVID-19 pandemic.  While all 12 parks were open and operating without COVID-19 related-capacity limitations in the third quarter (compared to 10 of its 12 parks open at the end of the third quarter of 2020, all operating with capacity limitations), international travel restrictions for guests outside of the United States and limited group-related attendance adversely affected attendance and revenue for the quarter.

Given the disruption the Company experienced last year when it temporarily closed all its parks on March 16, 2020, the Company has provided a comparison of its financial results for the three and nine months ended September 30, 2021 to the three and nine months ended September 30, 2019.

Third Quarter 2021 Results Versus Third Quarter 2019 Results

In the third quarter of 2021, the Company hosted approximately 7.2 million guests, generated total revenues of $521.2 million, net income of $102.1 million and Adjusted EBITDA of $265.3 million.  Attendance declined 0.9 million guests when compared to the third quarter of 2019 primarily due to reduced international visitation and group-related attendance.  Attendance was also impacted by an unfavorable calendar shift and weather during the quarter. The increase in total revenue of $47.5 million compared to the third quarter of 2019 was primarily a result of increases in admission per capita (defined as admissions revenue divided by total attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by the decline in attendance. Admission per capita increased primarily due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts, along with the net impact of the admissions product mix when compared to the third quarter of 2019. In-park per capita spending improved primarily due to increased guest spending, an improved product mix, higher realized prices and fees, new or enhanced and expanded in-park offerings and a strong consumer demand environment during the quarter compared to 2019.

Net income and Adjusted EBITDA were positively impacted by an increase in total revenue and a decrease in selling, general and administrative expenses partially offset by an increase in operating expenses (including certain non-recurring operating expenses). The decrease in selling, general and administrative expenses primarily relate to a targeted reduction in marketing related costs and the impact of cost savings and efficiency initiatives partially offset by an increase in non-cash equity compensation. Operating expenses for the third quarter of 2021 includes approximately $9.2 million of nonrecurring contractual liabilities and legal costs resulting from the temporary COVID-19 park closures.  Operating expenses also increased due to incremental operating days and events, an increase in non-cash equity compensation expense and the timing of certain maintenance projects, partially offset by a net reduction in labor-related costs and other operating costs primarily resulting from structural cost savings initiatives.

	Three Months Ended September 30,		Change
	2021	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$521.2	$473.7	10.0%
Net income	$102.1	$98.0	4.2%
Earnings per share, diluted	$1.28	$1.24	3.2%
Adjusted EBITDA	$265.3	$206.9	28.2%
Net cash provided by operating activities	$168.4	$146.3	15.1%
Attendance	7.2	8.1	(11.0%)
Total revenue per capita	$72.13	$58.31	23.7%
Admission per capita	$41.06	$33.00	24.4%
In-Park per capita spending	$31.07	$25.31	22.8%

First Nine Months 2021 Results Versus First Nine Months 2019

In the first nine months of 2021, the Company hosted approximately 15.2 million guests and generated total revenues of $1,132.9 million, record net income of $185.0 million and record Adjusted EBITDA of $509.3 million. Attendance declined 2.7 million guests when compared to the first nine months of 2019 primarily due to COVID-19 related impacts including capacity limitations and/or modified/limited operations at the Company’s parks for most of the first nine months of 2021.  The increase in total revenue of $32.7 million compared to the first nine months of 2019 was primarily a result of increases in admission per capita and in-park per capita spending partially offset by the decline in attendance.  Admission per capita increased primarily due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts, along with the net impact of the admissions product mix when compared to the first nine months of 2019.  In-park per capita spending improved primarily due to increased guest spending, an improved product mix, higher realized prices and fees, new, enhanced or expanded in-park offerings and a strong consumer demand environment when compared to the first nine months of 2019.

Net income and Adjusted EBITDA were positively impacted by an increase in total revenue along with a decrease in operating expenses and selling, general and administrative expenses. The decrease in operating expenses is primarily due to a net reduction in labor-related costs and other operating costs primarily resulting from structural cost savings initiatives and the impact of modified/limited operations due to COVID-19, partially offset by certain nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures, operating costs associated with incremental operating days and events added in 2021 and an increase in non-cash equity compensation expense. The decrease in selling, general and administrative expenses is primarily due to a targeted reduction in marketing related costs and the impact of cost savings and efficiency initiatives, partially offset by an increase in non-cash equity compensation expense.

	Nine Months Ended September 30,		Change
	2021	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$1,132.9	$1,100.2	3.0%
Net income	$185.0	$113.7	62.7%
Earnings per share, diluted	$2.31	$1.39	66.2%
Adjusted EBITDA	$509.3	$373.0	36.5%
Net cash provided by operating activities	$416.4	$313.7	32.8%
Attendance	15.2	17.9	(14.9%)
Total revenue per capita	$74.29	$61.38	21.0%
Admission per capita	$41.69	$34.86	19.6%
In-Park per capita spending	$32.61	$26.52	23.0%

Share Repurchases

During the third quarter of 2021, the Company repurchased approximately 1.53 million shares of common stock at a total cost of approximately $82.7 million. As of September 30, 2021, the Company had approximately $154.9 million available for future repurchases under a previously authorized repurchase program.

Other

On July 14, 2021, the Company completed a partial redemption of $50.0 million of its Second-Priority Senior Secured Notes due 2025.  On August 25, 2021, the Company completed a refinancing of its debt by issuing $725.0 million aggregate principal amount of 5.250% senior notes due 2029 and $1.2 billion in term loans and, using the proceeds of these issuances, along with cash on its balance sheet, redeemed $450.0 million aggregate principal amount of its then outstanding 9.500% Second-Priority Senior Secured Notes due 2025 and the Company’s then existing term loan facility.  In connection with the refinancing, the Company also refinanced and increased its revolving credit facility to $385.0 million.

As of September 30, 2021, the Company’s total liquidity including available capacity under the Company’s revolving credit facility was $918.1 million.

The Company generated record cash flow from operations of $416.4 million in the nine months ended September 30, 2021 compared to $313.7 million in the same period of 2019, an increase of $102.8 million. The Company generated record Free Cash Flow of $342.8 million in the nine months ended September 30, 2021 compared to $160.8 million in the same period of 2019, an increase of $182.0 million.

As of September 30, 2021, the Company’s current deferred revenue balance was $173.4 million, an increase of approximately 51.4% when compared to September 30, 2019.

Conference Call

The Company will hold a conference call today, Tuesday, November 9, 2021 at 9 a.m. Eastern Time to discuss its third quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on November 9, 2021 under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 9, 2021 through 11:59 p.m. Eastern Time on November 16, 2021 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 10160957.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 39,500 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 or any related mutations and its impact on our business and the economy in general, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; seasonal fluctuations in operating results, inability to compete effectively in the highly competitive theme park industry; interactions between animals and our employees and our guests at attractions at our theme parks, animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; inability to grow our business or fund theme park capital expenditures, adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities and/or labor disputes; inability to meet workforce needs, including our ability to attract and retain employees as well as potential incremental costs that may be associated with U.S. government vaccine mandates and related testing protocols; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; restrictions in our debt agreements limiting flexibility in operating our business; changes in the method for determining LIBOR and the potential replacement of LIBOR may affect our cost of capital; inability to retain our current credit ratings; our substantial leverage; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments and/or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; actions of activist stockholders; the ability of Hill Path Capital LP to significantly influence our decisions; changes or declines in our stock price, as well as the risk that securities analysts could downgrade our stock or our sector; risks associated with our capital allocation plans and share repurchases, including the risk that our share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lisa Cradit

SVP – Head of Communications

(646) 245-2476

Lisa.cradit@seaworld.com

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2021	2020	$	%	2021	2020	$	%
Net revenues:
Admissions	$296,694	$63,087	$233,607	NM	$635,699	$163,368	$472,331	NM
Food, merchandise and other	224,512	43,030	181,482	NM	497,211	114,336	382,875	NM
Total revenues	521,206	106,117	415,089	NM	1,132,910	277,704	855,206	NM
Costs and expenses:
Cost of food, merchandise and other revenues	37,977	9,298	28,679	NM	87,092	23,555	63,537	NM
Operating expenses (exclusive of depreciation and amortization shown separately below)	195,113	91,337	103,776	113.6%	460,192	283,385	176,807	62.4%
Selling, general and administrative expenses	53,617	24,335	29,282	120.3%	128,271	72,393	55,878	77.2%
Severance and other separation costs (a)	—	2,581	(2,581)	NM	1,582	2,655	(1,073)	(40.4%)
Depreciation and amortization	36,306	38,052	(1,746)	(4.6%)	109,111	114,006	(4,895)	(4.3%)
Total costs and expenses	323,013	165,603	157,410	95.1%	786,248	495,994	290,254	58.5%
Operating income (loss)	198,193	(59,486)	257,679	NM	346,662	(218,290)	564,952	NM
Other (income) expense, net	(39)	(2)	(37)	NM	156	(15)	171	NM
Interest expense	28,372	28,145	227	0.8%	90,455	69,206	21,249	30.7%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	58,827	—	58,827	NM	58,827	—	58,827	NM
Income (loss) before income taxes	111,033	(87,629)	198,662	NM	197,224	(287,481)	484,705	NM
Provision for (benefit from) income taxes	8,936	(8,392)	17,328	NM	12,249	(20,696)	32,945	NM
Net income (loss)	$102,097	$(79,237)	$181,334	NM	$184,975	$(266,785)	$451,760	NM
Earnings (loss) per share:
Earnings (loss) per share, basic	$1.29	$(1.01)			$2.35	$(3.41)
Earnings (loss) per share, diluted	$1.28	$(1.01)			$2.31	$(3.41)

Weighted average common shares outstanding:
Basic	78,962	78,154			78,804	78,153
Diluted (c)	79,950	78,154			80,065	78,153

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,			2021 vs 2019	For the Nine Months Ended September 30,			2021 vs 2019	Last Twelve Months Ended September 30,
	2021	2020	2019		$2021	2020	2019		$2021
Net income (loss)	$102,097	$(79,237)	$98,028	$4,069	$184,975	$(266,785)	$113,659	$71,316	$139,439
Provision for (benefit from) income taxes	8,936	(8,392)	34,123	(25,187)	12,249	(20,696)	40,905	(28,656)	2,420
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	58,827	—	—	58,827	58,827	—	—	58,827	58,827
Interest expense	28,372	28,145	21,463	6,909	90,455	69,206	64,063	26,392	122,156
Depreciation and amortization	36,306	38,052	40,822	(4,516)	109,111	114,006	120,325	(11,214)	145,651
Equity-based compensation expense (d)	13,076	3,484	1,162	11,914	24,331	3,203	8,444	15,887	28,595
Loss on impairment or disposal of assets and certain non-cash expenses (e)	1,291	131	1,425	(134)	4,978	1,551	2,217	2,761	10,614
Business optimization, development and strategic initiative costs (f)	2,307	3,698	9,270	(6,963)	5,654	5,997	18,262	(12,608)	6,925
Certain investment costs and other taxes (g)	56	433	468	(412)	472	1,095	4,930	(4,458)	421
COVID-19 related incremental costs (h)	13,560	2,024	—	13,560	17,928	5,969	—	17,928	20,767
Other adjusting items (i)	451	438	136	315	304	(9,461)	182	122	(3,802)
Adjusted EBITDA (j)	$265,279	$(11,224)	$206,897	$58,382	$509,284	$(95,915)	$372,987	$136,297	$532,013
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)									7,400
Other adjustments as defined in the Debt Agreements (l)									15,873
Covenant Adjusted EBITDA (m)									$555,286

	For the Three Months Ended September 30,			2021 vs 2019	For the Nine Months Ended September 30,			2021 vs 2019
	2021	2020	2019	$	2021	2020	2019	$
Net cash provided by (used in) operating activities	$168,359	$(39,323)	$146,297	$22,062	$416,437	$(107,649)	$313,683	$102,754
Capital expenditures	28,610	22,016	40,142	(11,532)	73,591	75,715	152,880	(79,289)
Free Cash Flow (n)	$139,749	$(61,339)	$106,155	$33,594	$342,846	$(183,364)	$160,803	$182,043

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2021	As of December 31, 2020
Cash and cash equivalents	$553,570	$433,909
Total assets	$2,711,221	$2,566,358
Deferred revenue	$173,431	$130,759
Long-term debt, including current maturities:
Term B-5 Loans	$—	$1,492,378
Term B Loans	1,200,000	—
Senior Notes	725,000	—
Second-Priority Senior Secured Notes	—	500,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,152,500	$2,219,878
Total stockholders’ equity (deficit)	$11,477	$(105,803)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2021	2020	$	%
Capital Expenditures:
Core (o)	$44,046	$65,914	$(21,868)	(33.2%)
Expansion/ROI projects (p)	29,545	9,801	19,744	201.4%
Capital expenditures, total	$73,591	$75,715	$(2,124)	(2.8%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2021	2020	#	%	2021	2020	#	%
Attendance	7,226	1,562	5,664	NM	15,250	4,153	11,097	NM
Total revenue per capita (q)	$72.13	$67.94	$4.19	6.2%	$74.29	$66.87	$7.42	11.1%
Admission per capita (r)	$41.06	$40.39	$0.67	1.7%	$41.69	$39.34	$2.35	6.0%
In-Park per capita spending (s)	$31.07	$27.55	$3.52	12.8%	$32.61	$27.53	$5.08	18.5%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2021	2019	#	%	2021	2019	#	%
Total revenues	$521,206	$473,666	$47,540	10.0%	$1,132,910	$1,100,233	$32,677	3.0%
Net income	$102,097	$98,028	$4,069	4.2%	$184,975	$113,659	$71,316	62.7%
Net income per share, diluted	$1.28	$1.24	$0.04	3.2%	$2.31	$1.39	$0.92	66.2%
Adjusted EBITDA (t)	$265,279	$206,897	$58,382	28.2%	$509,284	$372,987	$136,297	36.5%
Net cash provided by operating activities	$168,359	$146,297	$22,062	15.1%	$416,437	$313,683	$102,754	32.8%
Attendance	7,226	8,123	(897)	(11.0%)	15,250	17,925	(2,675)	(14.9%)
Total revenue per capita	$72.13	$58.31	$13.82	23.7%	$74.29	$61.38	$12.91	21.0%
Admission per capita	$41.06	$33.00	$8.06	24.4%	$41.69	$34.86	$6.83	19.6%
In-Park per capita spending	$31.07	$25.31	$5.76	22.8%	$32.61	$26.52	$6.09	23.0%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.

(b) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs primarily associated with the refinancing transactions.

(c)  During the three and nine months ended September 30, 2021, there were approximately 178,000 and 143,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and nine months ended September 30, 2020, there were approximately 2.5 million and 2.2 million potentially dilutive shares excluded from the computation of diluted loss per share, respectively, as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(d) Reflects non-cash equity compensation expenses and related payroll taxes incurred during the period.  For the three and nine months ended September 30, 2021, includes equity compensation expense related to certain performance vesting restricted awards which were previously not considered likely of vesting.  For the nine months ended September 30, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which were no longer considered likely of vesting.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals.  For the three, nine and twelve months ended September 30, 2021, primarily reflects asset write-offs and certain costs related to certain rides and equipment which were removed from service.

(f) For the three and nine months ended September 30, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $1.7 million and $2.2 million, respectively of third-party consulting costs; (ii) $1.6 million of severance and other separation costs in the nine months ended September 30, 2021 associated with positions eliminated and (iii) $1.0 million and $2.1 million, respectively of other business optimization costs and strategic initiative costs.

For the three and nine months ended September 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.6 million and $2.7 million, respectively, of severance and other separation costs primarily related to the restructuring program in 2020 and (ii) $0.5 million and $2.4 million, respectively, of third party consulting costs.

For the three and nine months ended September 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $6.5 million and $12.5 million, respectively, of third party consulting costs and (ii) $1.2 million and $3.8 million, respectively, of severance and other employment costs primarily associated with positions eliminated.

For the twelve months ended September 30, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.9 million of third-party consulting costs (ii) $2.5 million of other business optimization costs and strategic initiative costs and (iii) $1.8 million of severance and other separation costs.

(g) For the three and nine months ended September 30, 2020, includes costs associated with a Registration Statement on Form S-3 filed in 2020. For the nine months ended September 30, 2019, includes approximately $4.3 million relating to expenses associated with a previously disclosed equity transaction.

(h) For the three and nine months ended September 30, 2021, includes approximately $9.2 million and $10.4 million, respectively, of nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures.  For the three and nine months ended September 30, 2021 also includes approximately $4.1 million and $6.9 million, respectively, of incremental temporary labor-related costs incurred to prepare and staff the parks and certain incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment.

For the three and nine months ended September 30, 2020, primarily includes incremental labor-related costs to prepare and temporarily operate the parks with enhanced safety measures, nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures and initial purchases of safety monitoring and personal protective equipment. For the nine months ended September 30, 2020, also includes incremental third-party consulting costs primarily related to the Company’s COVID-19 response and safety communication strategies.

For the twelve months ended September 30, 2021, includes approximately (i) $10.6 million of nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures; (ii) approximately $9.3 million of incremental labor-related costs to prepare and temporarily operate the parks with enhanced safety measures  and certain incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment; and (iii) initial purchases of safety monitoring and personal protective equipment.

(i) For the nine months ended September 30, 2020, includes approximately $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed. For the twelve months ended September 30, 2021, includes approximately $4.4 million related to the return of funds previously paid for a legal settlement.

(j)Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income (loss).

(l) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined, for the last twelve month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.

(t) For a reconciliation of the Company’s Adjusted EBITDA for the three and nine months ended September 30, 2019, refer to table above.